SCHEDULE A
                       TO THE SUB-ADMINISTRATION AGREEMENT
                            DATED SEPTEMBER 17, 2007
                                     BETWEEN
                            TOUCHSTONE ADVISORS, INC.
                                       AND
                            JPMORGAN CHASE BANK, N.A.

FEES: Pursuant to Article 3, the Administrator shall pay the Sub-Administrator an asset based fee calculated based on the total daily net assets of all of the Trusts. The asset based fee due to the Sub-Administrator will be deducted and paid to the Sub-Administrator from the Administrator's monthly fee. The daily net asset fee is at the following annual rates:

            Annual Fee                Average Daily Net Assets
            ----------                ------------------------------------------
               1.60bps                Up to    $5,000,000,000
               1.45bps                Above    $5,000,000,000 to $10,000,000,000
               1.30bps                Above    $10,000,000,000

The fees stated above shall be subject to an annual minimum charge of $45,000 per Fund. A Fund with multiple class structures shall incur an additional charge of $1,000 for each additional class.

TERM: This amended Schedule shall become effective on January 1, 2011 and shall continue in effect through December 31, 2011.

Agreed to by:

TOUCHSTONE ADVISORS, INC.


By: /s/ Steven M. Graziano
----------------------------------------
Name:  Steven M. Graziano
Title: President


JPMORGAN CHASE BANK, N.A.


By: /s/ Roy E. Rogers
----------------------------------------
Name:  Roy E. Rogers
Title: Managing Director